UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 20, 2008

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Two of the Company’s insurance subsidiaries, Philadelphia Indemnity Insurance Company ("PIIC") and Philadelphia Insurance Company ("PIC"), entered into a Reinstatement Premium Protection ("RPP") reinsurance agreement on June 20, 2008, which is effective for the period June 1, 2008 through May 31, 2009. The coverages purchased are described below.

PIIC and PIC purchased RPP reinsurance coverages for any reinstatement premium which PIIC and PIC become liable to pay as a result of losses occurring in the First ($30 million in excess of $20 million) and Second ($50 million in excess of $50 million) Excess Layers of their Excess Catastrophe Reinsurance agreement. The Excess Catastrophe Reinsurance agreement is described in the Company’s June 16, 2008 Form 8-K filing. The participating reinsurers on the RPP agreement, all at varying levels of participation, are as follows: Ariel Reinsurance Company Ltd., DaVinci Reinsurance Ltd., New Castle Reinsurance Company Ltd., Renaissance Reinsurance Ltd. and Tokio Millennium Re Ltd. The estimated cost for this coverage is $6.4 million, and will be adjusted based on the actual cost of the First and Second Excess Layers of the Excess Catastrophe Reinsurance agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

June 26, 2008	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Secretary, Treasurer and Chief Financial Officer